Amendment No. 1 to Distribution Agreement

This Amendment No. 1, dated as of December 16, 2015 (the “Effective Date”), to the Distribution Agreement (this “Amendment”), by and between FactorShares Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of October 7, 2015, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to add Funds to be offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Effective as of December 16, 2015, Appendix A (List of Fund(s)) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Fund(s)) attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

FACTORSHARES TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Sam Masucci	By: /s/ Steven B. Price
Name: Sam Masucci	Name: Steven B. Price
Title: CEO & CMO	Title: SVP & CCO

APPENDIX A

LIST OF FUND(S)

Fund	Ticker Symbol
ISE PureFunds Big Data ETF	BDAT
ISE PureFunds Cyber Security ETF	HACK
ISE PureFunds Junior Silver ETF	SILJ
ISE PureFunds Mobile Payments ETF	IPAY
ETF 50	ETFF
Latin America Real Estate ETF	LARE
BlueStar TA-BIGITech™ Israel Technology ETF	ITEQ
Retail Franchise ETF	BITE
Etho Climate Leadership U.S. ETF	ETHO
PureFunds DroneTech™ ETF
PureFunds Video Game Tech ETF